Contact:	Allen & Caron Inc. Jill Bertotti (investors) jill@allencaron.com 949-474-4300 SurfMedia Communications Juliana Minsky (media) jm@surfmedia.com 805-962-3700	RITA Medical Systems, Inc. Don Stewart, Chief Financial Officer Stephen Pedroff, VP Marketing Communications 650-314-3400 dstewart@ritamed.com spedroff@ritamed.com

NEW TALON™ RADIOFREQUENCY ABLATION DEVICE FOR PERIPHERALLY LOCATED TUMORS INTRODUCED BY RITA MEDICAL SYSTEMS AT SOCIETY OF INTERVENTIONAL RADIOLOGY ANNUAL SCIENTIFIC MEETING

Novel StarBurst™ TALON Radiofrequency Electrode Creates Fast 4 cm Spherical Ablations

MOUNTAIN VIEW, Calif., April 4, 2005 -- RITA Medical Systems, Inc. (Nasdaq: RITA) today announced the introduction of the StarBurst TALON, a radiofrequency ablation (RFA) device that offers clinicians the ability to perform fast 4 cm spherical ablations with a novel side-deploy design that assists precise device positioning in tumors that may be mobile in soft tissue or adjacent to critical structures. The new TALON side-deployed electrode was introduced at the 30th Annual Scientific Meeting of the Society of Interventional Radiology (SIR), March 31 - April 5, 2005, in New Orleans. The TALON delivers an easy to use product solution for non-staged deployed ablations compatible with the company’s infusion system family of products that use the Intelliflow™ pump to deliver precise amounts of saline to the ablation site.

The TALON electrode, now available for sale in the United States and Europe, builds on RITA Medical’s considerable clinical experience in local control of cancerous tumors using radiofrequency ablation. TALON is cleared by the U.S. Food and Drug Administration for use in partial or complete ablation of non-resectable liver lesions and the palliation of pain associated with metastatic lesions in patients who have failed or are not candidates for standard therapy. The TALON is labeled with the CE Mark for distribution in Europe.

Joseph DeVivo, President and CEO of RITA Medical Systems, commented, "We believe the TALON device performs the fastest 4 cm ablation clinically available today, and we intend to market it as the product of choice for surgical oncologists and interventional radiologists who want a fast and easy 4cm ablation for central and difficult to access lesions.” Mr. DeVivo continued, "As the competitive landscape focuses on fast, easy ablations, we expect the TALON device to become a market leader.”

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The Starburst Talon may be used in laparoscopic, percutaneous or open procedures and includes several novel usability features.

-	Fast 4 cm spherical ablation possible in as little as 9 minutes after reaching the target temperature using the RITA Infusion System and Intelliflow™ pump.

-	A unique tapered cutting tip center electrode to make it easier to penetrate solid tumors.

-	Easy to position for both surface and difficult to reach dome lesions.

-	Semi-flexible 90[0] bendable version available (TALON Semi-Flex™) that makes entry into CT (Computed Tomography) imaging gantry possible without sacrificing electrode penetration depth.

-	Proprietary real-time temperature feedback from all four electrode tines ensures controlled ablation

RITA Medical products have been used in more than 75,000 ablation procedures. Radiofrequency ablation allows physicians to deliver radio frequency electrodes directly into cancerous tumors through a thin probe. The electrodes are commonly introduced in a minimally invasive manner to heat and effectively destroy, or ablate, the targeted area. RITA RF ablation is performed on patients with tumors of the liver, bone, and soft tissue, and is normally used in conjunction with chemotherapy, or radiation treatments.

About RITA Medical Systems, Inc.

RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com.

The statements in this news release related to the performance of the new Starburst Talon, physician adoption of the Starburst Talon, and the technological achievements of the Starburst Talon, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

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